Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Inspired Entertainment, Inc. on Form S-8 of our report dated December 10, 2018, with respect to our audits of the consolidated financial statements of Inspired Entertainment, Inc. and Subsidiaries as of September 30, 2018 and 2017 and for each of the two years in the period ended September 30, 2018 appearing in the Annual Report on Form 10-K of Inspired Entertainment, Inc. for the year ended September 30 , 2018 filed on December 10, 2018.

/s/ Marcum llp

Marcum llp

Melville, NY

May 14, 2019